EXHIBIT 99.2

Contacts:

Kevin McCarty Senior Director Investor Relations 650-701-5300 kmccarty@liberate.com	Jennifer Graham Vice President Marketing Communications 650-701-6295 jgraham@liberate.com

LIBERATE TECHNOLOGIES NAMES PATRICK P. NGUYEN
EXECUTIVE VICE PRESIDENT CORPORATE DEVELOPMENT

SAN CARLOS, Calif., - March 17, 2003 - Liberate Technologies, a leading provider of digital infrastructure software and services for cable and telecommunications networks, today announced that Patrick P. Nguyen has been named executive vice president of corporate development.

Mr. Nguyen will assume the corporate development role immediately after Liberate files its Form 10-K/A for its fiscal year ended May 31, 2002, and its outstanding filings for its 2003 fiscal year. He will be employed by the company as a strategic advisor until he assumes his executive responsibilities.

Most recently, Mr. Nguyen was executive vice president at InterTrust, a provider of digital rights management technology and intellectual property. While at InterTrust, he was instrumental in establishing key technology relationships and corporate partnering transactions, and led the development and execution of the company’s strategies for licensing DRM technology and intellectual property.  He also oversaw strategic initiatives and business planning activities, which led to a successful restructuring of the company.  In January 2003, InterTrust was acquired by Sony Corporation of America, Royal Philips Electronics, and other investors.

Prior to joining InterTrust, Mr. Nguyen was a partner at of Weil, Gotshal & Manges, a leading international law firm, where he headed the corporate and technology transactions practice of the Silicon Valley office.

About Liberate Technologies
Liberate Technologies is a leading provider of digital infrastructure software and services for cable and telecommunications networks. Liberate’s open-platform software for digital services automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks. Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications. Liberate can be found on the World Wide Web at http://www.liberate.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Those statements above that involve expectations or intentions (such as those relating to future management changes) are forward-looking statements, not guarantees of future performance.  Actual results may vary materially due to the uncertain market for video, voice and data services, dependence on a limited number of network operators and equipment providers, limited availability of necessary technology and services, unanticipated research and development or sales and marketing expenses, potential software problems, evolving accounting guidance, and other risks outlined in Liberate’s filings with the Securities and Exchange Commission (including its most recent annual report on Form 10-K).

 Liberate and the Liberate design are registered trademarks of Liberate Technologies. Other product names used in association with these registered trademarks are trademarks of Liberate Technologies. All other trademarks are the property of their respective owners.

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